Exhibit 99.1

Investor Contact:	Mark Haden
Bunge Limited
1-914-684-3398
Mark.Haden@Bunge.com

Media Contact:	Susan Burns
Bunge Limited
1-914-684-3246
Susan.Burns@Bunge.com

Bunge Limited to Expand Sugar and Bioenergy
Business in Brazil

White Plains, NY – December 24, 2009 – Bunge Limited (“Bunge”) (NYSE:BG) today announced that it has entered into an agreement to become the 100% owner of Usina Moema Participações S.A. (“Moema Par”).  Moema Par is a holding company that wholly owns one sugarcane mill in Brazil and has ownership interests in five others.  Together, the cluster of six mills (“Moema Group”) has an annual crushing capacity of 15.4 million metric tons.  With this transaction, Bunge will have a 60% effective share of the total capacity, representing Moema Par’s wholly owned mill and its interests in four of the five other mills.

The transaction will be structured as a share exchange, and under the terms of the agreement, shareholders in Moema Par will be entitled to receive approximately 7.3 million common shares of Bunge Limited, which includes a payment of approximately $36 million in respect of working capital. Based on yesterday’s closing price of Bunge’s common shares, the value of the transaction is approximately $896 million, including approximately $480 million of net debt and excluding this working capital amount.  The final number of shares to be issued will be based on the amount of net indebtedness and working capital of Moema Par at closing.

In the coming weeks, Bunge may enter into agreements to secure some or all of the remaining interests in the mills that constitute the Moema Group.  These transactions would be on economic terms consistent with the Moema Par transaction.

If, in addition to completing the Moema Par transaction, Bunge secures 100% of the remaining outstanding interests in the Moema Group mills, shareholders in Moema Par and other shareholders in the mills would receive a total of approximately 13.4 million common shares of Bunge Limited, which includes a payment of approximately $60 million in respect of working capital.  Based on yesterday’s closing price of Bunge’s common shares, the total value of all transactions would be approximately $1.48 billion, including approximately $710 million in net debt and excluding this working capital amount, subject to adjustment as described above.

Bunge expects that all of these transactions would be accretive to earnings per share in the first 12 months.

“This transaction fulfills Bunge’s strategic goal of building a large-scale, fully integrated business in sugar and bioenergy,” stated Alberto Weisser, Chairman and CEO of Bunge Limited.  “It adds significant scale to our current milling operations and enables us to vary production among multiple sugar and ethanol products, according to market conditions.  The Moema Group cluster is also strategically located near large domestic markets in Brazil and has excellent access to export logistics systems.  All of these strengths make it a perfect fit with our global trading and marketing operations.”

The Moema Group cluster is located on the border of São Paulo and Minas Gerais states, the two largest domestic ethanol markets in Brazil.  The mills benefit from cost savings due to their cluster configuration, and have favorable road and rail access to three of Brazil’s largest export ports (Santos, Paranaguá and Vitória).  The cluster can produce two types of sugar (raw and crystal) and two types of ethanol (hydrous and anhydrous).  It has co-generation facilities, is self-sustaining in terms of energy requirements and sells excess power to the grid.  A majority of the cluster’s sugarcane is harvested mechanically, and the topography of the region should ultimately allow for approximately 95% mechanization.

“For sugar and bioenergy, Brazil is an ideal location in which to invest,” continued Weisser.  “It has a fast-growing domestic market for ethanol and, because it boasts the world’s lowest-cost production, is well-positioned to expand its exports of both sugar and ethanol.  Bunge is pleased to build on its commitment to the economy and people of Brazil.”

Bunge Limited has agreed to file a registration statement for the common shares issued to the new shareholders, which will allow the shareholders to resell their common shares from time to time. In addition, the shareholders participating in the transactions have agreed, during the 18 month period after the closing, to certain volume and other restrictions with respect to sales of their common shares.

The closing of the transaction announced today is expected to occur within the next 45 days, subject to certain conditions, including reaching satisfactory agreements with the shareholders in the Moema Group mills not wholly owned by Moema Par.

Credit Suisse AG is serving as financial advisor to Bunge, and Itaú-BBA is serving as financial advisor to the Moema Par shareholders.

Additional Information
A slide package providing additional information will be posted on Bunge Limited’s website in the Investor Relations section at www.bunge.com.

About Bunge Limited
Bunge Limited (www.Bunge.com, NYSE: BG) is a leading global agribusiness and food company founded in 1818 and headquartered in White Plains, New York.  Bunge’s 25,000 employees in over 30 countries enhance lives by improving the global agribusiness and food production chain.  The company supplies fertilizer to farmers;

originates, transports and processes oilseeds, grains and other agricultural commodities; produces food products for commercial customers and consumers; and supplies raw materials and services to the biofuels industry.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements.  All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities.  We have tried to identify these forward-looking statements by using words including "may," "will," “should,” “could,” "expect," "anticipate," "believe," “plan,” "intend," "estimate," "continue" and similar expressions.  These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.  The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business, fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, including the transactions discussed in this news release, dispositions, joint ventures and strategic alliances; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally.  The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.